                                                                    EXHIBIT 11.1


                           MCAFEE ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE



                    (in thousands, except per share amounts)


                                                       Three months ended September 30      Nine months ended September 30
                                                       -------------------------------      ------------------------------
                                                                1996              1995           1996          1995
                                                                ----              ----           ----          ----

Weighted average common shares outstanding                    48,083              45,531         47,260        45,380
     for the period

Dilutive effect of options, net                                5,937               3,987          5,550        3,112
                                                             -------             -------        -------       ------
Shares used in per share calculation                          54,020              49,518         52,810        48,492
                                                             =======             =======        =======       =======
Net income                                                   $12,898             $   430        $23,381       $ 7,606
                                                             =======             =======        =======       =======
Net income per share                                         $  0.24             $  0.01        $  0.44       $  0.16
                                                             =======             =======        =======       =======


Note: Fully diluted net income per share is substantially the same as net income per share.


                                       22